RINO INTERNATIONAL CORPORATION COMMON STOCK TO BE
DELISTED BY NASDAQ STOCK MARKET

DALIAN, China --  December 2, 2010  -- RINO International Corporation (the “Company”)(Nasdaq: RINO) announced today that it has received a letter from The NASDAQ Stock Market (“NASDAQ”) stating that based upon its review of the Company and pursuant to NASDAQ Listing Rules 5101, 5250(a)(1) and 5250(c)(1), the staff of NASDAQ believes that the continued listing of the Company’s securities on NASDAQ is no longer warranted (the “NASDAQ Letter”).  NASDAQ stated that its staff’s determination was based upon the following:

1. The Company’s announcement that its previously filed financial reports for fiscal 2008, 2009 and year-to-date 2010 could no longer be relied upon;

2. The Company’s admission that it had not entered into certain previously disclosed contracts; and

3. The Company’s failure to respond to the NASDAQ staff’s request for additional information regarding allegations raised by the Muddy Waters, LLC report.

The NASDAQ Letter stated that the statement by the Company’s independent auditors that their audit reports for 2008 and 2009 can no longer be relied upon constitutes a violation by the Company of NASDAQ Listing Rule 5250(c)(1). The letter also states that the Company’s failure to respond to a letter from the NASDAQ staff dated November 17, 2010 constitutes a violation of NASDAQ Listing Rule 5250(a).

The NASDAQ Letter further notified the Company that unless the Company requests an appeal of the NASDAQ staff’s determination, trading of the Company’s common stock will be suspended at the opening of business on December 8, 2010 and a Form 25-NSE will be filed by NASDAQ with the SEC, which will remove the Company’s securities from listing and registration on NASDAQ.

The Company does not intend to appeal the NASDAQ staff’s determination to delist the Company’s common stock. Pending the delisting of the Company’s common stock, which is expected to occur on December 8, 2010, the suspension of trading in the Company’s common stock, which commenced on November 17, 2010, remains in effect.

The Company currently intends to re-apply for a listing of its common stock on NASDAQ at an appropriate time after the completion of an independent investigation to be conducted by the Audit Committee of the Company’s Board of Directors of the allegations contained in a research report issued by Muddy Waters, LLC, the filing of restated financial statements of the Company for its fiscal years ended December 31, 2008 and 2009 and for the quarterly periods included in the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2008 to September 30, 2010 and the Company’s satisfaction of all other listing criteria.

Cautionary Statement Regarding Forward-Looking Information

Certain statement in this press release may contain forward-looking information about the Company. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and statements which may include discussions of strategy, and statements about industry trends future performance, operations and products of each of the entities referred to above. Actual performance results may vary significantly from expectations and projections as a result of various factors, including without limitation and the risks set forth "Risk Factors" contained in the Company's Annual Reports on Form 10-K, and Quarterly Reports on Form 10-Q.

For more information, please contact:

For the Company:
Ben Wang
Tel: +86-411-8766-2700
E-mail: benwang@rinogroup.com